Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Share Incentive Plan, 2021 Employee Share Purchase Plan, and 2012 Incentive Option Plan of Similarweb Ltd. (the "Company") of our report dated February 18, 2021, with respect to the consolidated financial statements of the Company for the year ended December 31, 2020, included in amendment No. 3 to the Registration Statement (Form F-1 No. 333-255262) and the related Prospectus of the Company filed with the Securities and Exchange Commission.

May 20, 2021
Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A member of Ernst & Young Global